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                                                              Exhibit 99.1
                                                              ------------
In touch with healthcare value(SM)

                                             Angelica Corporation
                                             424 South Woods Mill Road
                                             Suite 300
Angelica [Logo]                              Chesterfield, Missouri 63017
                                             Tel: 314.854.3800


                                                           August 19, 2003
Dear Fellow Shareholder:

Our reported income per share for the second quarter and first half this year were measurably better than last year -- $.34 per share ($.33 diluted) in the quarter versus a loss from continuing operations of $.13 per share last year, and $.60 per share in the half versus $.13 per share last year; however, the comparisons benefited from non-recurring items in both this year and last. Our operating earnings were lower in both business segments, with the decline at Textile Services being expected while the significant reduction at Life Uniform was unexpected.

Combined sales and revenues in the second quarter were $89,724,000 compared with $88,526,000 in the same quarter last year, an increase of 1.4 percent, with revenue gains at Textile Services more than offsetting a significant sales decrease at Life Uniform. Net income in the second quarter of $2,980,000 or $.34 per share ($.33 diluted) included a $1,848,000 pretax distribution related to General American Life Insurance Company policies which the Company owns. Without the General American distribution, second quarter earnings would be $.19 per share. In the second quarter last year, including losses of $1,141,000 from continuing operations and $961,000 from discontinued operations, we had a net loss of $2,102,000 ($.24 per share). In the form reported last year, second quarter results last year from continuing operations before the extraordinary item were earnings of $.38 per share ($.37 diluted). (As we previously indicated, second quarter results from last year have been restated in accordance with current accounting rules to treat the prepayment penalty paid to lenders last year in connection with refinancing our debt as an ordinary item rather than an extraordinary item.)

In the first half of the year, combined sales and revenues were $182,763,000 versus $181,783,000 in the first half last year, an increase of 0.5 percent. Net income for the half was $5,320,000 or $.60 per share, and this compares with $1,152,000 or $.13 per share from continuing operations last year and with a loss of $4,256,000 or $.49 per share including discontinued operations. These first half results include the non-recurring distribution this year and the restatement last year as discussed above.

In the second quarter, Textile Services revenues were up an impressive 6.2 percent to $70,963,000 compared with $66,795,000 in last year's second quarter, with revenues continuing to benefit from prior increases in net new business (defined as new business installed less lost business). Although operating earnings decreased 15.0 percent in the quarter to $5,655,000 versus $6,651,000 last year, Textile Services continues to meet a budget which provides for higher earnings for the full fiscal year. Earnings comparisons in the second quarter and first half reflect much higher energy and fuel costs, higher accruals for workers' compensation costs and a gain on the sale of our Denver plant last year.

Textile Services continues to achieve good organic growth in its largest market segment, acute-care hospitals. However, more healthcare is being delivered on an outpatient basis, and this constitutes one of the reasons we are investing heavily in sub-acute market segments, such as healthcare clinics and nursing homes. Actions required to penetrate aggressively these segments are front-end cost loaded, but are expected to pay dividends in the future with improved revenue, earnings and cash flow. We are also seeing some increased pricing pressures in the acute-care marketplace, which is another reason for our greater emphasis on the sub-acute market, where pricing levels are more favorable.

www.angelica.com


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

We are continuing to make capital investments at Textile Services. Newer equipment is less labor intensive, decreases utility costs, lengthens linen life and provides our customers with higher quality products. While Textile Services should not be considered a capital intensive business, continued reinvestment of capital is required to ensure that we maintain our leadership position in this industry sector. Absence of routine and consistent capital reinvestment can contribute to a decline in customer service, increased operating costs and, potentially, business failure. This has been proven to be the case by some of our competitors.

Our new plant in Phoenix, AZ is expected to be fully operational by September, and our new plant in Columbia, SC is expected to come on stream by the end of this fiscal year. These two plants will allow us to grow at a faster rate in those two strategically targeted areas of the country and allow our Colton, CA and Rockmart, GA plants to "back-fill" in their geographic markets once business is transferred from those existing plants to the two new ones.

We also are actively evaluating some acquisition opportunities, both on-premise laundry conversions as well as freestanding competitive plants. It should be noted that we could have made some acquisitions during the past 12 months had we chosen to be more aggressive and to compromise our investment return standards. We recognize that overly optimistic pro-formas for acquisitions can be encouraging, but reality ultimately prevails. We do expect to make acquisitions in our Textile Services segment, but only when we are convinced that our financial performance can legitimately be improved in the long-term as well as the short-term. A fundamental principle, which we honor, is that revenue growth must be accompanied by earnings growth at a higher relative level. One of the purported major reasons that many acquisitions fail is because purchase prices for those acquisitions were too high. We don't intend to make that mistake.

Life Uniform's sales in the second quarter decreased to $18,761,000 compared with $21,731,000 in the same period last year, a decrease of 13.7 percent. Same-store sales continued to be negative, down 8.7 percent in the second quarter and 8.0 percent for the first half this year. The result of the lower sales levels was a loss of $854,000 for the second quarter compared with earnings of $522,000 last year.

Although we are surprised by the precipitous decline in sales, we do not believe we are losing market share. Our analyses suggest that there are a number of reasons for the declines in Life Uniform's same-store sales, the most significant being: weak consumer confidence, lower turnover of nurses, reduced number of work days for nurses, a shortage of nurses and a temporary slow-down in the use of healthcare services in general. As a part of last year's restructuring, we also eliminated hospitality apparel products from our stores, as these products had low gross margins and low turnover, and this negatively affected same-store sales as well.

In response to the sharp decline in sales, we have reduced our operating costs at Life Uniform, however not to the same relative levels as the percentage sales decline. We invested heavily last year and this year in management information systems, thereby experiencing increased depreciation costs this year as a consequence. Administrative costs are higher as well caused by integrating these new systems into place. As a result, however, we will be better prepared to optimize operating costs once the new information systems are fully integrated. These investments clearly will benefit Life Uniform in the future, but are costly today. We also are continuing to expand our catalogue and e-commerce efforts, which likewise are costly initially and beneficial in the future.

In other actions taken in response to lower sales at Life, we are intensifying our efforts to increase our market share in each of our four distribution channels. We have increased the number of on-the-job shopping events to overcome the reduction in traffic in our brick-and-mortar stores. We also are continuing to increase our marketing and sales efforts in the catalogue and e-commerce distribution channels. The retail industry, including healthcare apparel, has proven to be cyclical, and we believe that we are at the trough of one such cycle. Enrollment in nursing schools is ramping up significantly, and healthcare employment continues to be positive. The healthcare industry and corresponding healthcare employment should grow more significantly in the future as a higher percentage of our population enters the age 65-and-older demographic group. As a consequence, demand for healthcare services should increase in the future, and Life will benefit from that increased demand.

Cash flow continues to be very strong. In the first half of the year, cash flow from operations exceeded $11,000,000, and even though the level of capital expenditures increased significantly relative to the same period last year, our debt has decreased by over $10,000,000 since the start of this year.

Alan Henderson, the former CEO of RehabCare Group, Inc., resigned from our Board during the second quarter. Alan retired from his position at RehabCare, and subsequently, resigned from our Board. I want to thank Alan publicly for his many contributions. We will be challenged to replace him with another senior executive with strong financial experience and business acumen.

The final slate of candidates for the CEO position at Angelica has been interviewed by each of our Board members. We are pleased with the quality of these candidates and feel that their interest in the position is testimony to the fact that Angelica has a strong balance sheet and excellent corporate culture, and to the fact that both operating segments are clearly industry leaders. It is expected that a selection will be made early in the third quarter. I remind you that the Board has decided to split the Chairman and CEO roles, and I will remain as Chairman. This should allow for a seamless transition of responsibility and further reinforce the ability of our independent Directors to assist management in adding shareholder value.

As stated last quarter, we still expect that Textile Services will outperform the previous year and will achieve its operating budget for the year. That is not the case for Life Uniform, as the economy has not strengthened, and consumer spending is still weak -- even for healthcare apparel. As a consequence, our earnings target needs to be modified. At this time, it appears that reported earnings for continuing operations will be flat or slightly above last year's level of $1.27 per share ($1.25 diluted), which excluded the prepayment penalty paid to lenders to refinance our debt. For the longer term, we continue to believe that it is an ideal time for us to reinvest in selected areas of our business for future revenue, earnings and cash flow growth, and we are doing just that. Healthcare is a robust part of our country's economy and our participation in that sector, coupled with management's commitment to add shareholder value, should be encouraging to you, our shareholders.

Respectfully submitted,

/s/ Don W. Hubble

Don W. Hubble
Chairman, President and Chief Executive Officer

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
CONSOLIDATED STATEMENTS OF INCOME
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands, except per share amounts)

                                                              Second Quarter Ended         First Half Ended
                                                              ---------------------     -----------------------
                                                              July 26,     July 27,      July 26,      July 27,
                                                                2003         2002          2003         2002
                                                              --------     --------     ---------     ---------
CONTINUING OPERATIONS:
    Textile service revenues                                  $ 70,963     $ 66,795     $ 142,346     $ 135,176
    Net retail sales                                            18,761       21,731        40,417        46,607
                                                              --------     --------     ---------     ---------
Combined sales and revenues                                     89,724       88,526       182,763       181,783
                                                              --------     --------     ---------     ---------
    Cost of textile services                                   (57,095)     (52,621)     (114,890)     (106,921)
    Cost of retail goods sold                                   (8,786)      (9,746)      (18,774)      (21,832)
                                                              --------     --------     ---------     ---------
Combined cost of textile services and goods sold               (65,881)     (62,367)     (133,664)     (128,753)
                                                              --------     --------     ---------     ---------
Gross profit                                                    23,843       26,159        49,099        53,030
    Selling, general and administrative expenses               (21,289)     (21,536)      (42,870)      (43,077)
    Restructuring charge reversal                                  180            -           310             -
    Other operating (expense) income, net                         (138)         439          (276)           76
                                                              --------     --------     ---------     ---------
Income from operations                                           2,596        5,062         6,263        10,029
    Interest expense                                              (155)        (684)         (393)       (2,246)
    Non-operating income                                         1,878          291         1,915           413
    Loss on early extinguishment of debt (Note 3)                    -       (6,783)            -        (6,783)
                                                              --------     --------     ---------     ---------
Income (loss) from continuing operations pretax                  4,319       (2,114)        7,785         1,413
Income tax (provision) benefit (Note 4)                         (1,339)         973        (2,465)         (261)
                                                              --------     --------     ---------     ---------

Income (loss) from continuing operations                         2,980       (1,141)        5,320         1,152

DISCONTINUED OPERATIONS (Note 5):
    Loss on disposal of discontinued segment                         -       (1,479)            -        (8,320)
    Income tax benefit of loss                                       -          518             -         2,912
                                                              --------     --------     ---------     ---------
Loss from discontinued operations                                    -         (961)            -        (5,408)
                                                              --------     --------     ---------     ---------
Net income (loss)                                             $  2,980     $ (2,102)    $   5,320     $  (4,256)
                                                              ========     ========     =========     =========


BASIC EARNINGS (LOSS) PER SHARE:
    Income (loss) from continuing operations                  $   0.34     $  (0.13)    $    0.60     $    0.13
    Loss from discontinued operations                                -        (0.11)            -         (0.62)
                                                              --------     --------     ---------     ---------
Net income (loss)                                             $   0.34     $  (0.24)    $    0.60     $   (0.49)
                                                              ========     ========     =========     =========

DILUTED EARNINGS (LOSS) PER SHARE:
    Income (loss) from continuing operations                  $   0.33     $  (0.13)    $    0.60     $    0.13
    Loss from discontinued operations                                -        (0.11)            -         (0.62)
                                                              --------     --------     ---------     ---------
Net income (loss)                                             $   0.33     $  (0.24)    $    0.60     $   (0.49)
                                                              ========     ========     =========     =========

The accompanying notes are an integral part of the financial statements.


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
CONSOLIDATED BALANCE SHEETS
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)

                                                                                  July 26,    January 25,
                                                                                    2003         2003
                                                                                  --------    -----------
ASSETS
------
Current Assets:
    Cash and short-term investments                                               $  4,246     $ 18,166
    Receivables, less reserves of $910 and $724                                     36,214       35,316
    Inventories                                                                     11,711       13,395
    Linens in service                                                               34,102       32,520
    Prepaid expenses and other current assets                                        2,004        5,223
    Deferred income taxes                                                            6,806        6,110
    Net current assets of discontinued segment (Note 5)                                  -        2,162
                                                                                  --------     --------
      Total Current Assets                                                          95,083      112,892
                                                                                  --------     --------

Property and Equipment                                                             191,257      178,237
Less -- reserve for depreciation                                                   104,647       99,684
                                                                                  --------     --------
      Total Property and Equipment                                                  86,610       78,553
                                                                                  --------     --------
Other:
    Goodwill                                                                         4,256        4,256
    Other acquired assets                                                            1,885        2,146
    Cash surrender value of life insurance                                          28,300       27,576
    Deferred income taxes                                                            1,210        1,405
    Miscellaneous                                                                    1,157        1,456
                                                                                  --------     --------
      Total Other Assets                                                            36,808       36,839
                                                                                  --------     --------
Total Assets                                                                      $218,501     $228,284
                                                                                  ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current Liabilities:
    Current maturities of long-term debt                                          $    184     $    237
    Accounts payable                                                                19,458       19,905
    Accrued wages and other compensation                                             5,669        9,300
    Other accrued liabilities                                                       22,653       22,153
                                                                                  --------     --------
      Total Current Liabilities                                                     47,964       51,595
                                                                                  --------     --------

Long-Term Debt, less current maturities                                             10,401       20,574
Other Long-Term Obligations                                                         16,239       16,455
                                                                                  --------     --------

Shareholders' Equity:
    Common Stock, $1 par value, authorized 20,000,000
      shares, issued:  9,471,538                                                     9,472        9,472
    Capital surplus                                                                  4,481        4,481
    Retained earnings                                                              140,761      137,548
    Accumulated other comprehensive loss                                              (544)        (511)
    Unamortized restricted stock                                                      (573)           -
    Common Stock in treasury, at cost: 654,494 and 741,755                          (9,700)     (11,330)
                                                                                  --------     --------
      Total Shareholders' Equity                                                   143,897      139,660
                                                                                  --------     --------
Total Liabilities and Shareholders' Equity                                        $218,501     $228,284
                                                                                  ========     ========

The accompanying notes are an integral part of the consolidated financial statements.


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
CONSOLIDATED STATEMENTS OF CASH FLOWS
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)

                                                                                                  First Half Ended
                                                                                       -------------------------------------
                                                                                       July 26, 2003           July 27, 2002
                                                                                       -------------           -------------
Cash Flows from Operating Activities:
    Income from continuing operations                                                    $  5,320                $  1,152
    Non-cash items included in income from continuing operations:
      Depreciation                                                                          5,925                   6,592
      Amortization                                                                            510                     413
      Restructuring charge reversal                                                          (310)                      -
      Cash surrender value of life insurance                                                 (724)                   (735)
    Change in working capital components of continuing
      operations, net of businesses acquired/disposed of                                    1,460                  (2,149)
    Other, net                                                                               (706)                   (482)
                                                                                         --------                --------
Net cash provided by operating activities of continuing operations                         11,475                   4,791
                                                                                         --------                --------

Cash Flows from Investing Activities:
    Expenditures for property and equipment, net                                          (13,982)                 (5,543)
    Cost of businesses acquired                                                              (106)                      -
    Disposals of businesses and property                                                        -                   1,158
                                                                                         --------                --------
Net cash used in investing activities of continuing operations                            (14,088)                 (4,385)
                                                                                         --------                --------

Cash Flows from Financing Activities:
    Long-term debt repayments on refinancing and revolving debt                           (32,226)                (81,587)
    Borrowings of long-term revolving debt                                                 22,000                  33,200
    Dividends paid                                                                         (1,761)                 (1,380)
    Treasury stock reissued                                                                   567                     673
                                                                                         --------                --------
Net cash used in financing activities of continuing operations                            (11,420)                (49,094)
                                                                                         --------                --------

Net cash provided by discontinued operations (Note 5)                                         113                  39,109
                                                                                         --------                --------

Net decrease in cash and short-term investments                                           (13,920)                 (9,579)
Balance at beginning of year                                                               18,166                  18,742
                                                                                         --------                --------
Balance at end of period                                                                 $  4,246                $  9,163
                                                                                         ========                ========

Supplemental cash flow information:
    Income taxes paid                                                                    $    133                $    972
    Interest paid                                                                        $    252                $  3,421


The accompanying notes are an integral part of the consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Angelica Corporation and Subsidiaries
Unaudited


Note 1.  Basis of Presentation
------------------------------

The accompanying condensed consolidated financial statements are unaudited, and these consolidated statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto contained in the Company's Annual Report to Shareholders for the fiscal year ended January 25, 2003. It is Management's opinion that all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results during the interim periods have been included. All significant intercompany accounts and transactions have been eliminated. The results of operations and cash flows for the first half ended July 26, 2003 are not necessarily indicative of the results that will be achieved for the full year.

Certain amounts in the prior periods have been reclassified to conform to current period presentation.

Note 2.  Comprehensive Income (Loss)
------------------------------------

Comprehensive income (loss), consisting of net income (loss) and changes in the fair value of derivatives used for interest rate risk management, net of taxes, totaled $2,990,000 and $(2,102,000) for the quarters ended July 26, 2003 and July 27, 2002, respectively; and $5,287,000 and $(4,256,000) for the first half ended July 26, 2003 and July 27, 2002, respectively.

Note 3.  Loss on Early Extinguishment of Debt
---------------------------------------------

In the first quarter ended April 26, 2003, the Company adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other things, this statement rescinds the extraordinary treatment applied to gains and losses from extinguishment of debt pursuant to SFAS No. 4. During the second quarter of fiscal 2003, the Company incurred a pretax loss of $6,783,000 on early extinguishment of debt that was treated as an extraordinary item under SFAS No. 4. In accordance with SFAS No. 145, the loss is treated as an ordinary rather than extraordinary item, and accordingly, results for the second quarter of fiscal 2003 have been restated to reflect this change in accounting treatment.

Note 4.  Income Taxes
---------------------

Taxes on income from continuing operations have been provided for at an effective tax rate of 31.0 percent and 31.7 percent in the second quarter and first half of fiscal 2004, respectively, based upon the Company's estimated effective tax rate for the year. The effective tax rate on income
(loss) from continuing operations of 46.0 percent and 18.5 percent in the second quarter and first half of fiscal 2003, respectively, is due to the effect of the restatement of the extraordinary loss (see Note 3) which was taxed as a separate component of income (loss) from continuing operations in fiscal 2003 in accordance with SFAS No. 109.

Note 5.  Discontinued Operations
--------------------------------

In January 2002, the Company announced plans to dispose of its Manufacturing and Marketing business. Consequently, the Manufacturing and Marketing segment was accounted for as a discontinued operation as of January 26, 2002, and a loss on disposal was recorded to write down the net assets of the segment to their estimated net realizable value, including estimates of the costs of disposal and transition. The differences between these estimates as of July 27, 2002 compared with April 27, 2002 and January 26, 2002 resulted in the recording of an additional loss on disposal of $961,000 and $5,408,000 net of tax in the second quarter and first half of fiscal 2003, respectively. In fiscal 2003, the sale and discontinuation of the Manufacturing and Marketing segment was completed and substantially all of the net assets of the segment, primarily accounts receivable and inventory, were disposed of. During the first half of fiscal 2004, the remaining net current assets of the discontinued segment were disposed of for amounts approximating their carrying values.

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
BUSINESS SEGMENT INFORMATION
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)

                                                           Second Quarter Ended                    First Half Ended
                                                        --------------------------            --------------------------
                                                        July 26,          July 27,            July 26,          July 27,
                                                          2003              2002                2003              2002
                                                        --------          --------            --------          --------

Combined sales and revenues:
    Textile Services                                    $ 70,963          $ 66,795           $ 142,346         $ 135,176
    Life Uniform                                          18,761            21,731              40,417            46,607
                                                        --------          --------           ---------         ---------
                                                        $ 89,724          $ 88,526           $ 182,763         $ 181,783
                                                        ========          ========           =========         =========
Income from operations:
    Textile Services                                    $  5,655          $  6,651           $  11,113         $  12,535
    Life Uniform                                            (854)              522                (719)            1,223
    Corporate expense                                     (2,205)           (2,111)             (4,131)           (3,729)
                                                        --------          --------           ---------         ---------
                                                        $  2,596          $  5,062           $   6,263         $  10,029
                                                        ========          ========           =========         =========
Depreciation and amortization:
    Textile Services                                    $  2,348          $  3,322           $   4,785         $   5,621
    Life Uniform                                             673               580               1,331             1,142
    Corporate                                                192               160                 319               242
                                                        --------          --------           ---------         ---------
                                                        $  3,213          $  4,062           $   6,435         $   7,005
                                                        ========          ========           =========         =========


SUMMARY FINANCIAL POSITION DATA
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands, except ratios, shares and per share amounts)

                                                       July 26,         January 25,
                                                         2003              2003
                                                      ----------        -----------
    Working capital                                   $   47,119        $   61,297
    Current ratio                                       2.0 to 1          2.2 to 1
    Long-term debt, including current maturities      $   10,585        $   20,811
    Shareholders' equity                              $  143,897        $  139,660
    Percent total debt to debt and equity                   6.9%             13.0%
    Book value per common share                       $    16.32        $    16.00
    Common shares outstanding                          8,817,044         8,729,783


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Forward-Looking Statements:

Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, actual charges to the restructuring reserve significantly different from estimated charges, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of certain expense reduction initiatives, the ability to obtain financing in required amounts and at appropriate rates, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.
-----------------------------------------------------------------------------